Exhibit 99.1

INTEGRATED ELECTRICAL SERVICES, INC.
PRELIMINARY CONSOLIDATED STATEMENTS OF OPERATIONS (1)
(in thousands)

	Month	Month	Month Ended		Three Months Ended
	Ended	Ended	Low Range	High Range	Low Range	High Range
	31-Jan	28-Feb	31-Mar	31-Mar	31-Mar	31-Mar
	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Revenues	$82,429	$77,595	$82,747	$86,747	$242,771	$246,771
Cost of services	71,687	67,167	73,784	75,784	212,638	214,638

Gross profit	10,742	10,428	8,963	10,963	30,133	32,133

Selling, general & administrative expenses	11,509	11,370	12,941	11,641	35,820	34,520

Income (loss) from operations	(767)	(942)	(3,978)	(678)	(5,687)	(2,387)

Other (income) expense:
Interest expense, net	1,785	5,543	2,180	2,180	9,508	9,508
Other (income) expense, net	4	117	47	47	168	168

	1,789	5,660	2,227	2,227	9,676	9,676

Income (loss) before income taxes	(2,556)	(6,602)	(6,205)	(2,905)	(15,363)	(12,063)
Income tax expense (benefit)	150	150	150	150	450	450

Net income (loss) from continuing operations	$(2,706)	$(6,752)	$(6,355)	$(3,055)	$(15,813)	$(12,513)

Discontinued operations:

Income (loss) from discontinued operations	11	(4)	(2)	(2)	5	5
Income tax expense	-	-	-	-	-	-

Net income (loss) from discontinued operations	11	(4)	(2)	(2)	5	5

Net income (loss)	$(2,695)	$(6,756)	$(6,357)	$(3,057)	$(15,808)	(12,508)

(1) Excludes certain capitalized costs incurred in connection with the Company’s debt restructuring.